Remote Monitoring and Control Provider Acorn Reports Q4’16

and Full Year Results; Hosts Investor Call Today at 4:30 pm ET

Wilmington, DE – March 29, 2017 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of machine-to-machine, Internet of Things (IoT) remote monitoring and control systems and services, today announced results for its fourth quarter and fiscal year ended December 31, 2016. Acorn will host a conference call to review its results today at 4:30 p.m. ET. An audio replay will be available (details below).

Key Accomplishments

●	Appointed Jan Loeb President and CEO of Acorn in January 2016.

●	Executed strategic sale and marketing partnership with Rafael Advanced Defense Systems Ltd. (Rafael) and Acorn’s portfolio company DSIT Solutions, Ltd. (DSIT) in conjunction with a sale to Rafael of nearly half of Acorn’s DSIT ownership. Acorn retains a 41.2% interest in DSIT, a developer of sonar and acoustic systems and software for defense, homeland security, energy and commercial markets.

●	Completed the asset sale of Acorn’s unprofitable GridSense business for gross proceeds of $1.0 million. GridSense had an operating loss of $3.9 million in its last full year of operations in 2015.

●	Reduced corporate overhead from $3.6 million in 2015 to $2.0 million in 2016.

●	After year end, secured $1.9 million in director loan commitments, with an initial cash infusion of $0.9 million in February 2017, and a commitment for $1.0 million of additional funding in July 2017 if alternative sources of financing are not secured.

2016 Operating Highlights:

●	Acorn’s OmniMetrix remote monitoring and control business grew revenue 18% to $3.6 million (excluding a one-time adjustment to deferred revenue, adjusted growth was 22%).

●	In June, DSIT secured a $7.1 million order for Blackfish Hull Mounted Sonar Systems for Anti-Submarine Warfare. DSIT grew its total revenue 25% to $16.9 million in 2016.

●	Acorn reported net income per share of $0.01, including $0.02 per share from continuing operations, the first positive net income since 2011.

Jan Loeb, President and CEO of Acorn, commented “Over the past year we took aggressive and necessary steps to de-risk Acorn’s balance sheet, provide funding for our company, and to focus on our core businesses where we see value and competitive advantage with solid growth potential. While these actions resulted in lower reported revenues, including the deconsolidation of DSIT following the sale of a portion of our interest, they also enabled us to deliver far stronger cash flow and bottom-line performance versus last year – but our transformation is not yet complete.

“Our OmniMetrix remote monitoring and control business delivered solid growth and improved bottom-line performance. We remain focused on scaling this business which ties into core trends seeking to leverage ‘Internet of Things’ technology to manage and protect high-value industrial assets while also lowering maintenance costs. In 2017 we expect to continue our transformation of the company by monetizing our remaining interest in DSIT and through possible acquisitions in remote monitoring or similarly attractive businesses, on an opportunistic basis.”

Acorn’s Financial Results

Reflecting the deconsolidation of DSIT’s operating results in 2016, Acorn reported fourth quarter 2016 revenues of $1.0 million, compared to $4.3 million in the fourth quarter of 2015. Acorn’s fourth quarter 2016 net income attributable to shareholders was $32,000, or $0.00 per share, compared to a loss of $1,925,000, or $0.07 per share, in the fourth quarter of 2015. The improved bottom line was the result of the shuttering of GridSense’s operations earlier in 2016, reduced corporate overhead and improved results at both OmniMetrix and DSIT.

Acorn’s 2016 revenue declined to $8.7 million versus $16.5 million in 2015, reflecting the deconsolidation of DSIT’s operating results. Following the sale of a portion of Acorn’s interests in DSIT, the investment in DSIT is now reported using the equity method by which the Company now recognizes its 41.2% share of DSIT’s net income or loss. Acorn reported net income attributable to shareholders of $145,000, or $0.01 per share, in 2016 compared to a net loss of $10.6 million, or $0.07 per share, in 2015.

Acorn’s 2016 results include a loss of $0.3 million from discontinued operations (GridSense), corporate expenses of $2.5 million and a loss at OmniMetrix of $1.2 million. Losses in 2016 were offset by a $3.5 million gain on the sale of a portion of Acorn’s DSIT stake, $0.3 million representing Acorn’s share of DSIT’s income under the equity method and $0.3 million in non-controlling interest share in OmniMetrix’s net loss in 2016. Corporate expenses included approximately $460,000 of severance and related costs and approximately $500,000 of interest expense associated with borrowings from Leap Tide Capital Partners III, LLC and directors.

OmniMetrix

OmniMetrix’s fourth quarter 2016 revenue rose 16% to $1,041,000 compared to fourth quarter 2015, and increased 11% versus third quarter 2016. With increased revenue and reduced R&D and SG&A costs, OmniMetrix reduced its operating loss to $237,000 in the fourth quarter of 2016 versus $293,000 in the fourth quarter of 2015.

For the year, OmniMetrix’s revenue improved 18% to $3.6 million from $3.0 million in 2015. The improvement reflected a $667,000 increase in hardware revenue, partially offset by a $129,000 decrease in monitoring revenue which was due to a one-time second quarter 2016 adjustment of $130,000 related to a previous understatement of deferred revenue. Excluding the one-time adjustment, annual revenue would have grown 22%. Hardware revenue represented 47% of total sales in 2016 versus 34% in 2015.

Gross profit grew 6% to $1.9 million reflecting a gross margin of 53% in 2016 versus a gross margin of 59% in 2015. The gross margin decline is attributable to the second quarter one-time revenue adjustment as well as to increased monitoring costs. Gross margins on monitoring revenue, while still strong, declined to 84% in 2016 compared to 86% in 2015. As OmniMetrix grows revenue, monitoring revenue margins are expected to increase as fixed costs are spread over a greater revenue base and as the deferred costs associated with the sale of certain units below cost are fully amortized.

OmniMetrix’s 2016 operating loss was reduced to $1,190,000 from $1,553,000 in 2015 due to higher sales and gross profit, as well as to reduced SG&A and R&D costs.

DSIT Solutions

DSIT’s fourth quarter 2016 revenue grew 45% to $5.0 million compared to fourth quarter 2015 revenue, and rose 24% versus third quarter 2016. Fourth quarter gross profit grew $1.1 million to $2.0 million compared to 2015, and grew $0.9 million versus third quarter 2016, reflecting both increased revenue and higher gross margins. The increased gross margin in the fourth quarter of 2016 was due to a high margin project received during the quarter as well as favorable adjustments with respect to total expected costs of certain naval projects.

DSIT’s 2016 revenue rose $3.3 million or 25% to $16.9 million, of which $5.1 million was included in Acorn’s consolidated revenue as it was recorded through the closing of the DSIT transaction. The increase was primarily due to revenue from DSIT’s $15.4 million contract for Hull Mounted Sonar systems received in the first quarter of 2015 and the $7.1 million Anti-Submarine Warfare project secured in the second quarter of 2016.

Gross profit grew $1.2 million to $5.6 million in 2016 due to higher revenue and gross margins, which increased to 33% from 32% in 2015. SG&A expenses increased 20% to $3.8 million in 2016 due to certain one-time costs related to the partial sale to Rafael, as well as a bad debt write-off recorded in the fourth quarter.

DSIT’s operating income rose to $0.7 million in 2016 compared to near break-even in 2015. In the period following the closing of the DSIT transaction through December 31, 2016, Acorn recorded $268,000 as its share of DSIT’s net income (including $205,000 in the fourth quarter of 2016).

Liquidity and Capital Resources

As of December 31, 2016, Acorn had net working capital of $3.5 million ($4.4 million excluding the net liabilities of discontinued operations). Net working capital includes Acorn’s $5.7 million DSIT investment, which the company plans to sell in the coming year to fund operations, for growth initiatives and to repay director loans (see below) and commitments. Net cash increased by $69,000 during the year while $4.5 million of cash was used in operating activities (of which approximately $3.6 million was used in continuing operations and approximately $1.0 million in discontinued operations). In addition, $5.1 million of cash was provided from investing activities, primarily from the sale of a portion of our interests in DSIT in April 2016 and the sale of our GridSense assets in July 2016.

In February 2017, the Company secured $900,000 in cash pursuant to $1.9 million in loan commitments provided by members of Acorn’s Board. Certain directors have agreed to loan an additional $1.0 million to Acorn on or after July 7, 2017, if alternative sources of financing are not secured.

Conference Call Details:

Date/Time:	Today, Wednesday, March 29th at 4:30 p.m. ET

Dial-in Number:	844-834-0644 or 412-317-5190 Int’l

Online Replay/Transcript:	The call audio file and transcript will be posted to the Investor Relations section of Acorn’s website when available.

About Acorn (www.acornenergy.com)

Acorn Energy, Inc. is a holding company with investments in two portfolio companies:

OmniMetrix™, Inc. (www.omnimetrix.net) - is a leader and pioneer in machine-to-machine (M2M) wireless remote monitoring and control for stand-by generators, gas pipelines, cell towers, medical facilities, data centers, public transportation systems, and other critical equipment, including at federal, state and municipal government facilities. OmniMetrix is a proven solution for making critical systems more reliable, with over 19 years of experience and thousands of monitored assets. Acorn has an 80% equity stake in OmniMetrix and consolidates its assets and results of operations.

DSIT Solutions Ltd. (www.dsit.co.il) - develops and produces sonar applications for defense, HLS, energy and commercial markets. DSIT employs a world-class multi-disciplinary professional team skilled in the latest sonar and real-time technologies. Products include: The Shield family of Diver Detection Sonars, Anti-Submarine Warfare and Hull Mounted Sonar systems, Portable Acoustic Ranges, Underwater Acoustic Signal Analysis applications and sonar simulators and trainers. Acorn has a 41.2% equity stake in DSIT that it accounts for under the equity method.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business; reaching profitability; or maximizing the value of its operating companies and other assets. A complete discussion of the risks and uncertainties which may affect Acorn Energy’s business, including the businesses of its subsidiaries is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Relations Contacts:

William Jones, 267-987-2082

Helen Sun, 212-924-9800

Catalyst IR

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015

Revenue	$1,041	$4,331	$8,659	$16,548
Cost of sales	453	2,898	5,134	10,381
Gross profit	588	1,433	3,525	6,167
Operating expenses:
Research and development expenses, net	136	480	927	1,705
Selling, general and administrative expenses	806	2,390	5,651	9,632
Total operating expenses	942	2,870	6,578	11,337
Operating loss	(354)	(1,437)	(3,053)	(5,170)
Finance expense, net	(13)	(13)	(572)	(327)
Gain on sale of interest in DSIT, net of transaction costs	—	—	3,543	—
Loss before income taxes	(367)	(1,450)	(82)	(5,497)
Income tax expense	—	(164)	(19)	(209)
Net loss after income taxes	(367)	(1,614)	(101)	(5,706)
Share of income in DSIT	205	—	268	—
Income (loss) before discontinued operations	(162)	(1,614)	167	(5,706)
Income (loss) from discontinued operations, net of income taxes	137	(445)	(286)	(5,096)
Net loss	(25)	(2,059)	(119)	(10,802)
Non-controlling interest share of loss – continuing operations	57	134	264	105
Non-controlling interest share of loss – discontinued operations	—	—	—	98
Net income (loss) attributable to Acorn Energy, Inc. shareholders	32	$(1,925)	$145	$(10,599)

Basic and diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$(0.00)	$(0.05)	$0.02	$(0.21)
From discontinued operations	0.00	(0.02)	(0.01)	(0.19)
Net income (loss) per share attributable to Acorn Energy, Inc. shareholders	$0.00	$(0.07)	$0.01	$(0.40)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic	29,323	27,326	28,488	26,803

Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – diluted	29,323	27,326	28,531	26,803

ACORN ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$222	$124
Restricted deposits	—	2,172
Escrow deposit	579	100
Accounts receivable, net	1,005	6,389
Unbilled revenue	—	3,849
Inventory, net	202	506
Other current assets	932	1,633
Investment in DSIT	5,658	—
Current assets – discontinued operations	119	1,079
Total current assets	8,717	15,852
Property and equipment, net	214	954
Severance assets	—	3,558
Restricted deposits	—	2,951
Goodwill	—	516
Other assets	309	470
Non-current assets – discontinued operations	—	29
Total assets	$9,240	$24,330

LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	$376	$1,916
Leap Tide loan payable, net of discount	—	1,900
Accounts payable	708	2,346
Accrued payroll, payroll taxes and social benefits	327	1,320
Deferred revenue	2,149	5,251
Other current liabilities	629	2,260
Current liabilities – discontinued operations	997	1,827
Total current liabilities	5,186	16,820
Long-term liabilities:
Accrued severance	—	4,984
Other long-term liabilities	831	849
Due to Acorn director	165	—
Due to DSIT	1,171	—
Non-current liabilities – discontinued operations	—	19
Total long-term liabilities	2,167	5,852
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued – 30,124,494 and 28,127,511 shares at December 31, 2016 and 2015, respectively	301	281
Additional paid-in capital	99,767	98,977
Warrants	1,600	1,597
Accumulated deficit	(97,046)	(97,191)
Treasury stock, at cost – 801,920 shares at December 31, 2016 and 2015	(3,036)	(3,036)
Accumulated other comprehensive loss	(254)	(262)
Total Acorn Energy, Inc. shareholders’ equity	1,332	366
Non-controlling interests	555	1,292
Total equity	1,887	1,658
Total liabilities and equity	$9,240	$24,330